Exhibit 4.15

INDEPENDENT DIRECTOR AGREEMENT

THIS AGREEMENT (the “Agreement”) is made as of August [  ], 2025, and is by and between YD Bio Limited, a Cayman Islands limited company (hereinafter referred to as the “Company”), and __________________ (hereinafter referred to as the “Director”).

BACKGROUND

The Board of Directors of the Company desires to appoint the Director and to have the Director perform the duties of an independent director and the Director desires to be so appointed and to perform the duties required of such position in accordance with the terms and conditions of this Agreement.

AGREEMENT

In consideration for the above recited promises and the mutual promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Company and the Director hereby agree as follows:

1. DUTIES. The Company requires that the Director be available to perform the duties of an independent director customarily related to this function as may be determined and assigned by the Board of Directors of the Company and as may be required by the Company’s constituent instruments, including its articles of incorporation, bylaws and its corporate governance and board committee charters (if any), each as amended or modified from time to time, and by applicable law, including the Companies Act (Revised) of the Cayman Islands or any other applicable governing statute (the “Law”). The Director agrees to devote as much time as is necessary to perform completely the duties as the Director of the Company, including duties as a member of such committees as the Director may hereafter be appointed to. The Director will perform such duties described herein in accordance with the general fiduciary duty of directors arising under the Law.

2. TERM. The term of this Agreement shall commence as of the date of the Director’s appointment by the Board of Directors of the Company and shall continue until the Director’s removal or resignation.

3. COMPENSATION. For all services to be rendered by the Director in any capacity hereunder, the Company agrees to pay the Director an annual fee of $60,000 paid in equal quarterly installments in arrears; provided, that if such Director is serving as the chair of the Audit Committee the annual fee will be $80,000.

In addition, the Director will receive a $40,000 in ordinary shares of the Company paid in equal quarterly installments (the “Shares”), issued in book entry form calculated based on the share price at the end of such fiscal quarter. All Shares to be issued for each fiscal quarter shall be earned at the end of such fiscal quarter (provided the Director is serving as a Director at such quarter-end).

Such fee may be adjusted, up or down, from time to time as determined by the Company’s Board of Directors.

4. EXPENSES. In addition to the compensation provided in paragraph 3 hereof, the Company will reimburse the Director for pre-approved reasonable business-related expenses incurred in good faith in the performance of the Director’s duties for the Company. Such payments shall be made by the Company upon submission by the Director of a signed statement itemizing the expenses incurred. Such statement shall be accompanied by sufficient documentary matter to support the expenditures.

5. CONFIDENTIALITY. The Company and the Director each acknowledge that, in order for the intents and purposes of this Agreement to be accomplished, the Director shall necessarily be obtaining access to certain confidential information concerning the Company and its affairs, including, but not limited to business methods, information systems, financial data and strategic plans which are unique assets of the Company (“Confidential Information”). The Director covenants not to, either directly or indirectly, in any manner, utilize or disclose to any person, firm, corporation, association or other entity any Confidential Information.

6. GOVERNING LAW. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by, the laws of the State of New York without reference to that state’s conflicts of laws principles.

7. COUNTERPARTS. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one instrument. Facsimile or electronic .PDF (or similar format) execution and delivery of this Agreement is legal, valid and binding for all purposes.

8. ENTIRE AGREEMENT. Except as provided elsewhere herein, this Agreement sets forth the entire agreement of the parties with respect to its subject matter and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party to this Agreement with respect to such subject matter.

IN WITNESS WHEREOF, the parties hereto have caused this Independent Director Agreement to be duly executed and signed as of the day and year set forth below.

YD Bio Limited

By:
Name:
Title:

Independent Director

Name:

Address: